                                   AKORN, INC.
                                  EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                         Three Months Ended    Nine Months Ended
                                             September 30,       September 30,
                                         ------------------   -----------------
                                           1999      1998      1999      1998
                                         --------   -------   -------   -------
Earnings:
  Income applicable to common stock       $ 1,702   $ 1,088   $ 4,835   $ 3,237
                                          =======   =======   =======   =======

  Weighted average number of shares
    outstanding                            18,477    17,948    18,273    17,829

Net income per share - basic              $  0.09   $  0.06   $  0.26   $  0.18

  Additional shares assuming conversion
    of options and warrants                   404       892       429       991
                                          -------   -------   -------   -------

Pro forma shares                           18,881    18,840    18,702    18,820
                                          =======   =======   =======   =======

Net income per share - diluted            $  0.09   $  0.06   $  0.26   $  0.17
                                          =======   =======   =======   =======